JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D with respect to the common stock, par value $.001 per share, of Advanced Radio Telecom Corp., a Delaware corporation, and any further amendments thereto. This Joint Filing Agreement shall be filed as an Exhibit to the Schedule 13D.

Dated March 6, 1997

                                                 COMMCO, L.L.C.


                                                 By:   /s/ Scott Reardon
                                                 Its:  President



                                                 /s/ Rosemarie A. Reardon
                                                 Rosemarie A. Reardon